EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

         We hereby consent to the incorporation by reference in the Registration Statement on Form S-8, SEC File No. 333-133244, of Teeka Tan Products, Inc. and the related prospectuses of our audit report dated March 26, 2007 with respect to the consolidated balance sheet at December 31, 2006 and the consolidated statements of operations, shareholders' equity and cash flows of Teeka Tan Products, Inc. and its subsidiary for the years ended December 31, 2006 and 2005 appearing in the Form 10-KSB for the year ended December 31, 2006.

/s/ Webb & Company, P.A.
Certified Public Accountants

Boynton Beach, Florida
March 28, 2007